Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214987

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 10, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 8, 2016)

$

        % Subordinated Notes Due

We are offering $             aggregate principal amount of our         % Subordinated Notes due              (the “notes”).

We will pay interest on the notes at an annual rate equal to         % semi-annually in arrears on              and              of each year, beginning on             ,             . The notes will mature on             ,             .

The notes will be unsecured and subordinated in right of payment to the payment of our existing and future senior indebtedness. In the event of our bankruptcy or insolvency, the holders of the notes will not be entitled to receive any payment with respect to the notes until all holders of senior indebtedness are paid in full. The notes will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all existing and future indebtedness of our subsidiaries. The notes will be obligations of Cullen/Frost Bankers, Inc. only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

We may redeem the notes, in whole or in part, at any time or from time to time on or after             ,              at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption. The notes will not otherwise be redeemable by us prior to maturity. Any such redemption will be subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). No holder should expect that the notes will be redeemed prior to their scheduled maturity.

The notes will be issued only in registered book-entry form, in minimum denominations of $1,000 and any integral multiple thereof. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality. The notes are ineligible as collateral for a loan or extension of credit from us or any of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors ” beginning on page S-8 of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference, and all documents incorporated by reference in this prospectus supplement, as well as the additional risk factors included in this prospectus supplement beginning on page S-8, to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before offering expenses, to us	$	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from             ,              and must be paid by the purchasers if the notes are delivered after             ,             . The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants against payment in New York, New York on or about             ,              .

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

Prospectus Supplement dated                     , 2017.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective date of each document. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any of our notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information”. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Cullen/Frost is responsible only for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Cullen/Frost”, “we”, “us”, “our” or similar references mean Cullen/Frost Bankers, Inc., and all references in this prospectus supplement to the “Corporation” mean Cullen/Frost Bankers, Inc., together with its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Cullen/Frost, that file electronically with the SEC. The address of that site is http://www.sec.gov. The documents we file with the SEC are also available on our website, http://www.frostbank.com.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we may file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 3, 2017;

•	Those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2016, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015; and

•	Current Reports on Form 8-K, filed on January 19, 2017 (Item 5.02 only) and March 10, 2017.

Unless stated otherwise in the applicable report, information that is furnished rather than filed with the SEC is not incorporated herein by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Cullen/Frost Bankers, Inc.

100 W. Houston Street

San Antonio, Texas 78205

(210) 220-4011

Other than any documents expressly incorporated by reference, the information on our web site and any other web site that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

S-iv

•	The Corporation’s ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•	The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

S-v

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer and the information incorporated by reference herein, before deciding whether to invest in the notes.

Cullen/Frost Bankers, Inc.

Cullen/Frost Bankers, Inc., a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout numerous Texas markets. Cullen/Frost, through its subsidiaries, offers commercial and consumer banking services, as well as trust and investment management, insurance, brokerage, mutual funds, leasing, treasury management, capital markets advisory and item processing services. At December 31, 2016, Cullen/Frost had consolidated total assets of $30.2 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

The Corporation serves a wide variety of industries including, among others, energy, manufacturing, services, construction, retail, telecommunications, healthcare, military and transportation. The Corporation’s customer base is similarly diverse. The Corporation is not dependent upon any single industry or customer.

Our principal executive offices are located at 100 W. Houston Street, San Antonio, Texas 78205, and our telephone number is (210) 220-4011.

Frost Bank

Frost Bank, the principal operating subsidiary and sole banking subsidiary of Cullen/Frost, is primarily engaged in the business of commercial and consumer banking through approximately 136 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Frost Bank is a Texas state-chartered bank and member of the Federal Reserve System whose origin can be traced to a mercantile partnership organized in 1868. At December 31, 2016, Frost Bank had consolidated total assets of $30.2 billion and total deposits of $25.9 billion and was one of the largest commercial banks headquartered in the State of Texas.

Significant services offered by Frost Bank include:

•	Commercial Banking. Frost Bank provides commercial banking services to corporations and other business clients. Loans are made for a wide variety of general corporate purposes, including financing for industrial and commercial properties and, to a lesser extent, financing for interim construction related to industrial and commercial properties, financing for equipment, inventories and accounts receivable, and acquisition financing, as well as commercial leasing and treasury management services.

•	Consumer Services. Frost Bank provides a full range of consumer banking services, including checking accounts, savings programs, automated teller machines, overdraft facilities, installment and real estate loans, home equity loans and lines of credit, drive-in and night deposit services, safe deposit facilities, and brokerage services.

•	International Banking. Frost Bank provides international banking services to customers residing in or dealing with businesses located in Mexico. These services consist of accepting deposits (generally only in U.S. dollars), making loans (in U.S. dollars only), issuing letters of credit, handling foreign collections, transmitting funds, and, to a limited extent, dealing in foreign exchange.

•	Correspondent Banking. Frost Bank acts as correspondent for approximately 241 financial institutions as of December 31, 2016, which are primarily banks in Texas. These banks maintain deposits with Frost Bank, which offers them a full range of services including check clearing, transfer of funds, fixed income security services, and securities custody and clearance services.

•	Trust Services. Frost Bank provides a wide range of trust, investment, agency and custodial services for individual and corporate clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans and charitable foundations. At December 31, 2016, the estimated fair value of these trust assets was $29.3 billion, including managed assets of $13.4 billion and custody assets of $15.9 billion.

•	Capital Markets—Fixed-Income Services. Frost Bank’s Capital Markets Division was formed to meet the transaction needs of fixed-income institutional investors. Services include sales and trading, new issue underwriting, money market trading, and securities safekeeping and clearance.

•	Global Trade Services. Frost Bank’s Global Trade Services Division supports international business activities including foreign exchange, international letters of credit and export-import financing, among other things.

Risk Factors

An investment in our notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-8 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Summary of the Offering

The following summary contains basic information about the notes offered hereby and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes” beginning on page S-14.

Issuer	Cullen/Frost Bankers, Inc., a Texas corporation.

Securities offered

$             aggregate principal amount of our         % Subordinated Notes due             .

The notes will be issued under a subordinated debt indenture, dated as of February 15, 2007, between Cullen/Frost and The Bank of New York, as trustee, as amended and supplemented by the first supplemental indenture to be dated on or about                     , (together, the “indenture”).

Offering price	% of the principal amount, plus accrued interest, if any, from , .

Maturity date	, .

Interest rate and payment dates	We will pay interest on the notes at an annual rate equal to % semi-annually in arrears on and of each year (each, an “interest payment date”), beginning on , .

Record dates	and .

Day count convention	30/360.

No guarantees	The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking”.

Ranking

The notes will be unsecured and:

• subordinated in right of payment to the payment of our existing and future senior indebtedness (as defined in the indenture and described below under “Description of Note—Subordination”);

• will rank equally in right of payment with all of our existing and future indebtedness ranking on a parity with the notes;

• will be structurally subordinated to all existing and future indebtedness of our subsidiaries;

• will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

• will rank senior in right of payment to any of our obligations that rank junior and not equally with or senior to the notes, including our floating rate junior subordinated deferrable interest debentures issued to Cullen/Frost Capital Trust II and our floating rate junior subordinated deferrable interest debentures issued to WNB Trust.

As of December 31, 2016, Cullen/Frost had minimal outstanding indebtedness that would rank senior to the notes, excluding obligations of its subsidiaries. As of December 31, 2016, Cullen/Frost had approximately $100 million of subordinated indebtedness, which matured in February 2017. As of December 31, 2016, our subsidiaries (including Frost Bank) had total deposits, debt and accrued interest payable and other liabilities of approximately $27.3 billion, all of which ranks structurally senior to the notes.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Event of default; defaults

We refer to the bankruptcy or occurrence of certain other events of bankruptcy, insolvency or reorganization relating to Cullen/Frost or Frost Bank as “events of default”.

Neither the trustee nor the holders may act to accelerate the maturity of the notes if we fail (1) to pay principal of or any premium on the notes when due, (2) to pay any interest on the notes when due (subject to a 30-day cure period) or (3) to perform any covenant in the indenture. We refer to these events as “defaults”. The notes will only accelerate upon the occurrence of an event of default.

Optional redemption	We may elect to redeem the notes, in whole or in part, at any time or from time to time on or after , at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption. Our ability to exercise the option to redeem the notes prior to their maturity date is subject to our first having received prior approval of the Federal Reserve to redeem the notes. Holders should not expect the notes to be redeemed prior to their scheduled maturity.

Form	Fully registered global notes in book-entry form.

Denominations	$1,000 and any integral multiple thereof.

Future issuances	The notes will initially be limited to an aggregate principal amount of $ . We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series of notes, provided that the additional notes are fungible with the notes offered hereby for U.S. federal income tax and securities law purposes.

Use of proceeds

We expect to use the net proceeds from this offering of approximately $                 million, after deducting the underwriters’ discount and estimated offering expenses payable by us, for general corporate purposes.

See below under “Use of Proceeds”.

Governing law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon.

No prior market	The notes will be new securities for which there are no existing markets. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the notes will develop or be maintained.

Listing	The notes will not be listed on any securities exchange.

Summary Selected Consolidated Historical Financial Information

You should read the selected consolidated financial data set forth below in conjunction with Cullen/Frost’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Cullen/Frost Consolidated Financial Statements and related notes incorporated by reference into this prospectus supplement. The financial data as of and for the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from Cullen/Frost’s audited financial statements. See above under “Where You Can Find More Information”. Cullen/Frost’s historical results may not be indicative of Cullen/Frost’s future performance.

	Year ended December 31
	2016	2015	2014	2013	2012
Consolidated Statements of Income
Interest income:
Loans, including fees	$458,094	$433,872	$440,958	$415,230	$401,364
Securities	313,943	307,394	249,705	219,904	225,844
Interest-bearing deposits	16,103	8,123	10,725	7,284	4,300
Federal funds sold and resell agreements	272	107	83	82	104

Total interest income	788,412	749,496	701,471	642,500	631,612
Interest expense:
Deposits	7,248	9,024	11,022	14,459	18,099
Federal funds purchased and repurchase agreements	204	167	134	121	140
Junior subordinated deferrable interest debentures	3,281	2,725	2,488	6,426	6,806
Other long-term borrowings	1,343	948	893	939	1,706

Total interest expense	12,076	12,864	14,537	21,945	26,751

Net interest income	776,336	736,632	686,934	620,555	604,861
Provision for loan losses	51,673	51,845	16,314	20,582	10,080

Net interest income after provision for loan losses	724,663	684,787	670,620	599,973	594,781
Non-interest income:
Trust and investment management fees	104,240	105,512	106,237	91,375	83,317
Service charges on deposit accounts	81,203	81,350	81,946	81,432	83,392
Insurance commissions and fees	47,154	48,926	45,115	43,140	39,948
Interchange and debit card transaction fees	21,369	19,666	18,372	16,979	16,933
Other charges, commissions and fees	39,623	37,551	36,180	34,185	30,180
Net gain (loss) on securities transactions	14,975	69	38	1,176	4,314
Other	41,144	35,656	32,256	34,531	30,703

Total non-interest income	349,708	328,730	320,144	302,818	288,787
Non-interest expense:
Salaries and wages	318,665	310,504	292,349	273,692	258,752
Employee benefits	72,615	69,746	60,151	62,407	57,635
Net occupancy	71,627	65,690	55,745	50,468	48,975
Furniture and equipment	71,208	64,373	62,087	58,443	55,279
Deposit insurance	17,428	14,519	13,232	11,682	11,087
Intangible amortization	2,429	3,325	3,520	3,141	3,896
Other	178,988	165,561	167,656	152,077	139,469

Total non-interest expense	732,960	693,718	654,740	611,910	575,093

Income before income taxes	341,411	319,799	336,024	290,881	308,475
Income taxes	37,150	40,471	58,047	53,015	70,523

Net income	$304,261	$279,328	$277,977	$237,866	$237,952

Preferred stock dividends	8,063	8,063	8,063	6,719	—

Net income available to common shareholders	$296,198	$271,265	$269,914	$231,147	$237,952

	Year Ended December 31,
	2016	2015	2014	2013	2012
Per Common Share Data:
Net income – basic	$4.73	$4.31	$4.32	$3.82	$3.87
Net income – diluted	4.70	4.28	4.29	3.80	3.86
Cash dividends declared and paid	2.15	2.10	2.03	1.98	1.90
Book value	45.03	44.30	42.87	39.13	39.32
Common Shares Outstanding:
Period-end	63,474	61,982	63,149	60,566	61,479
Weighted-average shares – basic	62,376	62,758	62,072	60,350	61,298
Dilutive effect of stock compensation	593	715	902	766	345
Weighted-average shares – diluted	62,969	63,473	62,974	61,116	61,643
Performance Ratios:
Return on average assets	1.03%	0.97%	1.05%	1.02%	1.14%
Return on average equity	10.16	9.86	10.51	9.93	10.03
Net interest income to average earning assets	3.56	3.45	3.41	3.41	3.59
Dividend pay-out ratio	45.54	48.72	47.12	51.75	49.11
Balance Sheet Data Period-end:
Loans	$11,975,392	$11,486,531	$10,987,535	$9,515,700	$9,223,848
Earning assets	28,025,439	26,431,176	26,052,339	22,238,286	21,148,475
Total assets	30,196,319	28,565,942	28,276,421	24,311,408	23,122,360
Non-interest-bearing demand deposits	10,513,369	10,270,233	10,149,061	8,311,149	8,096,937
Interest-bearing deposits	15,298,206	14,073,362	13,986,869	12,377,637	11,400,429
Total deposits	25,811,575	24,343,595	24,135,930	20,688,786	19,497,366
Long-term debt and other borrowings	236,117	235,939	235,761	222,181	222,010
Shareholders’ equity	3,002,528	2,890,343	2,851,403	2,514,161	2,417,482
Average:
Loans	$11,554,823	$11,267,402	$10,299,025	$9,229,574	$8,456,818
Earning assets	26,717,013	25,954,510	23,877,476	20,991,221	19,015,707
Total assets	28,832,093	28,060,626	25,766,301	22,750,422	20,825,093
Non-interest-bearing demand deposits	10,034,319	10,179,810	9,125,030	7,657,774	7,021,927
Interest-bearing deposits	14,477,525	13,860,948	12,927,729	11,610,320	10,270,173
Total deposits	24,511,844	24,040,758	22,052,759	19,268,094	17,292,100
Long-term debt and other borrowings	236,033	235,856	230,170	222,098	221,936
Shareholders’ equity	3,058,896	2,895,192	2,712,226	2,455,041	2,372,745
Asset Quality:
Allowance for loan losses	$153,045	$135,859	$99,542	$92,438	$104,453
Allowance for loan losses to period-end loans	1.28%	1.18%	0.91%	0.97%	1.13%
Net loan charge-offs	$34,487	$15,528	$9,210	$32,597	$15,774
Net loan charge-offs to average loans	0.30%	0.14%	0.09%	0.35%	0.19%
Non-performing assets	$102,591	$85,722	$65,176	$69,773	$105,246
Non-performing assets to:
Total loans plus foreclosed assets	0.86%	0.75%	0.59%	0.73%	1.14%
Total assets	0.34	0.30	0.23	0.29	0.46
Consolidated Capital Ratios:
Common equity tier 1 risk-based ratio	12.52%	11.37%	N/A	N/A	N/A
Tier 1 risk-based ratio	13.33	12.38	13.68%	14.39%	13.68%
Total risk-based ratio	14.93	13.85	14.55	15.52	15.11
Leverage ratio	8.14	7.79	8.16	8.49	8.28
Average shareholders’ equity to average total assets	10.61	10.32	10.53	10.79	11.39

CONSOLIDATED EARNINGS RATIOS

The table below provides Cullen/Frost’s consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown. Cullen/Frost had no outstanding shares of preferred stock prior to February 15, 2013.

Years Ended December 31,
	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges:(1)
Excluding interest on deposits	22.75x	26.71x	29.23x	21.14x	22.93x
Including interest on deposits	15.88x	15.90x	15.66x	11.07x	10.59x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:(1)
Excluding interest on deposits	14.43x	15.33x	16.07x	13.48x	22.93x
Including interest on deposits	11.39x	11.12x	10.99x	8.62x	10.59x

(1)	For the purpose of computing these ratios, “earnings” represent net income (loss) from continuing operations before taxes plus fixed charges, and “fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of rental expense. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on Cullen/Frost’s outstanding preferred stock. For details on the calculations, including dollar amounts of deficiencies for relevant periods, see Exhibit 12.1 to the Current Report filed on Form 8-K filed on March 10, 2017 and incorporated herein by reference.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. See above under “Cautionary Statement Regarding Forward-Looking Information”. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes

Holders of our senior indebtedness will get paid before you will get paid.

Our obligations to you under the notes are unsecured and will be junior in right of payment to all of our future senior debt. This means that we cannot make any payments on notes if we are in default on any of our senior indebtedness then outstanding. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our obligations to holders of our senior indebtedness in full before any payments may be made on the notes.

As of December 31, 2016, we had minimal outstanding indebtedness that ranked senior to the notes, excluding obligations of our subsidiaries. The indenture pursuant to which the notes will be issued does not limit our ability to incur additional indebtedness, including secured debt and other debt that ranks senior in priority of payment to the notes. At December 31, 2016, Cullen/Frost had approximately $100 million of subordinated debt outstanding, which matured in February 2017. At December 31, 2016, Cullen/Frost had approximately $137.1 million of debt issued by us to financing trust subsidiaries that have issued trust preferred securities and our subordinated guarantee of a subsidiary’s debt (each of which will rank junior to the notes).

For more information, see below “Description of the Notes—Subordination”.

The notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval.

Various federal and/or state laws and regulations limit the amount of dividends that Frost Bank and certain non-bank subsidiaries may pay to Cullen/Frost. Under the foregoing dividend restrictions,

and while maintaining its “well-capitalized” status, at December 31, 2016, Frost Bank could pay aggregate dividends of up to $489.1 million to Cullen/Frost without obtaining prior regulatory approval. This amount is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In the event Frost Bank is unable to pay dividends to Cullen/Frost, Cullen/Frost may not be able to service debt, pay obligations or pay dividends on the Corporation’s preferred and common stock. The inability to receive dividends from Frost Bank could have a material adverse effect on the Corporation’s business, financial condition and results of operations.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the notes to benefit indirectly from that distribution also will be subject to these prior claims. The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, you should look only to our assets for payments on the notes. At December 31, 2016, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $27.3 billion that would effectively rank senior to the notes in case of liquidation or otherwise.

As of December 31, 2016, Frost Bank’s total deposits and borrowings were approximately $25.9 billion and $1.3 billion, respectively.

The notes are subject to limited rights of acceleration.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency, whether voluntary or involuntary, of us or Frost Bank. Thus, you have no right to accelerate the payment of principal on the notes if we fail to pay interest on the notes or if we fail in the performance of any of our other obligations under the notes.

The notes will not restrict our ability to incur additional debt.

Neither we nor any of our subsidiaries is restricted by the indenture from incurring additional debt or other liabilities, including additional senior debt. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests in our assets, paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect the credit quality of Cullen/Frost.

The notes will not be insured or guaranteed by the FDIC.

The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

You may be unable to sell the notes because there is no public trading market for the notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the representatives of the underwriters have advised us that, following completion of the offering of the notes, the underwriters currently intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related the notes. In addition, real or anticipated changes in our credit ratings will generally affect the resale value of the notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

The notes are subject to early redemption.

We may redeem the notes in whole or in part, at any time or from time to time on or after                     ,                      at a redemption price equal to 100% of the principal amount of the notes to be redeemed, in each case plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed. The notes are less likely to become subject to early redemption during periods when interest is accruing on the notes at a rate below that which we would pay on any new issue of our interest-bearing debt securities having a maturity equal to the remaining term of the notes. The notes are more likely to become subject to early redemption during periods when interest is accruing on the notes at a rate above that which we would pay on any new issue of interest-bearing debt securities having a maturity equal to the remaining term of the notes. Any redemption would be subject to the prior approval of the Federal Reserve. In the event that we redeem your notes prior to their maturity date, you will receive only 100% of the principal amount of the notes to be redeemed, in each case plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed, as described below under “Description of the Notes—Optional Redemption”. You should not expect the notes to be redeemed prior to their scheduled maturity date.

Regulatory requirements may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to Federal Reserve rules and guidelines regarding capital adequacy. We intend to treat the notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the notes, on our overall financial condition. Moreover, pursuant to federal law and Federal Reserve regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates or at any other time or the principal of the notes at the maturity of the notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of Frost Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

USE OF PROCEEDS

We expect the net proceeds of this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, will be approximately $            million.

We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016, on an actual basis and as adjusted to give effect to this offering and take into account the repayment of the entire $100 million aggregate principal amount of our 5.75% fixed-to-floating rate subordinated notes due February 2017, plus accrued interest.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2016
	(unaudited) ($ in thousands)
Short-term debt	Actual	As Adjusted
Federal funds purchased and repurchase agreements	$976,992		$976,992

Total short-term debt	976,992		976,992
Long-term debt
Junior subordinated deferrable interest debentures, net of unamortized issuance costs	136,127		136,127
Other borrowings, net of unamortized issuance costs	99,990

Total long-term debt	236,117
Shareholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 6,000,000 Series A shares ($25 liquidation preference) issued at December 31, 2016	144,486		144,486
Common stock, $0.01 par value, 210,000,000 shares authorized, 63,632,464 shares issued at December 31, 2016	637		637
Additional paid-in capital	906,732		906,732
Retained earnings	1,985,569		1,985,569
Accumulated other comprehensive income, net of tax	(24,623)		(24,623)
Treasury stock, at cost, 158,243 shares at December 31, 2016	(10,273)		(10,273)

Total shareholders’ equity	3,002,528		3,002,528

Total capitalization	$4,215,637	$

REGULATORY MATTERS

Cullen/Frost is a legal entity separate and distinct from Frost Bank and its other subsidiaries. As a financial holding company and a bank holding company, Cullen/Frost is regulated under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and its subsidiaries are subject to inspection, examination and supervision by the Federal Reserve. The BHC Act provides generally for “umbrella” regulation of financial holding companies such as Cullen/Frost by the Federal Reserve, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to act as a source of strength for Frost Bank and for any other depository institution subsidiary of ours in the future.

Cullen/Frost is also under the jurisdiction of the SEC and is subject to the disclosure and regulatory requirements of the Securities Act of 1933, as amended, and the Exchange Act, as administered by the SEC. Cullen/Frost’s common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “CFR”, and we are subject to the rules of the NYSE for listed companies.

Frost Bank is a Texas state-chartered bank that is a member of the Federal Reserve System and is subject to inspection, examination and supervision by the Federal Reserve, the Texas Department of Banking and the FDIC. Many of the Corporation’s non-bank subsidiaries also are subject to regulation by the Federal Reserve and other federal and state agencies.

There are numerous governmental requirements and regulations that affect our business activities. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to Cullen/Frost, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference in this prospectus supplement, and any subsequent reports we file with the SEC that are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders, such as holders of the notes. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC and the Texas Department of Banking, among other factors. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business and the notes.

DESCRIPTION OF THE NOTES

The following is a brief description of the terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the notes and the indenture, which has been filed with the SEC and are available upon request from Cullen/Frost.

The notes will be issued pursuant to the indenture between Cullen/Frost and The Bank of New York Mellon, as indenture trustee. We refer to the indenture, as amended and supplemented, as the “indenture”, and to The Bank of New York Mellon or its successor, as indenture trustee, as the “trustee”. You should read the indenture for provisions that may be important to you.

The indenture does not limit the amount of senior or subordinated debt that we or our subsidiaries may incur either under the indenture or other indentures, loan agreements or other instruments to which we or our subsidiaries become a party. The notes are not convertible or exchangeable for our common stock or preferred stock.

In this section, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through the depositary. Owners of beneficial interests in the notes should read the section below entitled “Book-Entry Procedures and Settlement”.

General

We will issue $             aggregate principal amount of the notes on             ,             . We have the right to issue additional notes of this series in the future without the consent of the holders of the notes offered hereby. Any such additional notes would have the same terms as the notes being offered hereby (except for the issue date and public offering price). If issued, any such additional notes will become part of the same series as the notes being offered hereby. The notes are subordinated in right of payment to all our senior indebtedness and effectively subordinated to all existing and future debt and all other liabilities of our subsidiaries. As of December 31, 2016, Cullen/Frost had minimal outstanding indebtedness that would rank senior to the notes. In addition, as of that date, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, that would effectively rank senior to the notes was approximately $27.3 billion.

The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The notes are ineligible as collateral for a loan or extension of credit from us or any of our subsidiaries. We do not intend to apply for listing of the notes on any securities exchange.

Maturity; Interest

The notes will mature on             ,             .

The notes will bear interest at an annual rate equal to         %. Interest on the notes will be payable semi-annually in arrears on              and              of each year (each such date, an “interest payment date”), beginning on             ,             , to the persons in whose names the notes are registered at the close of business on the preceding              and              of each year. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including             ,              or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be.

When we refer to a “business day” with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

We Are a Holding Company

Because we are a holding company and a legal entity separate and distinct from our subsidiaries, our right to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the note holders’ ability to benefit indirectly from such distribution, would be subject to prior creditors’ claims, except to the extent that we ourselves may be a creditor of that subsidiary with recognized claims. Claims on Frost Bank by creditors other than us include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

Optional Redemption

The notes are redeemable, in whole or in part, at our option at any time or from time to time on or after             ,              and are not subject to any sinking fund or similar provisions.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the notes is subject to prior approval of the Federal Reserve. The redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

We may not redeem the notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding notes for all interest periods terminating on or before the redemption date. If we redeem the notes in part, the trustee will select the notes to be redeemed in principal amounts of $1,000 or any integral multiple on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate. In the case of notes issued in global form, DTC shall select book-entry interests in such notes as described under “Book-Entry Procedures and Settlement”. The Trustee shall not be liable for selections made by it in accordance with this paragraph or for selections made by DTC.

In the event of any redemption, neither we nor the trustee will be required to (a) issue, register the transfer of, or exchange, notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such notes selected for redemption ending at the close of business on the day of mailing of notice of redemption; or (b) transfer or exchange any notes so selected for redemption, except, in the case of any notes being redeemed in part, any portion thereof not to be redeemed.

The notes are not mandatorily redeemable at the option of the holders. Holders should not expect the notes to be redeemed prior to their scheduled maturity.

Subordination

The notes are subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the notes will be entitled to receive any amounts under the notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding-up or reorganization.

These subordination provisions mean that if we are insolvent, a direct holder of our senior indebtedness may ultimately receive out of our assets more than a direct holder of the same amount of notes. The indenture does not limit our ability to incur senior or subordinated indebtedness, including indebtedness ranking pari passu with the notes.

The indenture provides that, unless all principal of and any premium or interest on senior indebtedness has been paid in full, no payment or other distribution may be made in respect of the notes in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal of or premium or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any judicial proceeding is pending with respect to any such default; or

•	in the event that any notes have been declared due and payable before their stated maturity.

If the trustee or any holder of notes receives any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holder at or prior to the time of such payment or distribution, then the trustee or the holder will be obligated to repay that money to us.

Even if the subordination provisions prevent us from making any payment when due on the notes, we will be in “default” on our obligations under the notes if we do not make the payment when due. This means that the trustee and the holders of notes can take certain actions against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

The indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of notes to comply with the subordination provisions.

The term “senior indebtedness” means any of Cullen/Frost’s obligations to our creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not senior indebtedness. Senior indebtedness includes, but is not limited to:

•	the principal of, and any premium and interest on, all of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us;

•	all our capital lease obligations;

•	all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•	all our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, banker’s acceptance, security purchase facilities and similar credit transactions;

•	all our obligations associated with derivative products, including obligations in respect of interest rate swaps, caps or other agreements, interest rate futures or options contracts, currency swap agreements, currency future or options contracts and other similar agreements;

•	all obligations of the type referred to in the bullets above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to in the bullets above of other persons secured by any lien on any of our properties or assets whether or not we assume such obligations; and

•	any deferrals, renewals or extensions of any such senior indebtedness.

But “senior indebtedness” does not include:

•	the notes;

•	trade accounts payable arising in the ordinary course of business;

•	any other debt securities issued pursuant to the indenture (except if such debt securities are not, or no longer are, subject to the subordination provision of such indenture); or

•	any debt securities that by their terms are subordinated to, or rank on an equal basis with, the notes.

As of December 31, 2016, Cullen/Frost had minimal senior indebtedness outstanding. As of that date, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, that would effectively rank senior to the notes was approximately $27.3 billion.

Limitation on Mergers and Sales of Assets

We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. But we may not consolidate with or merge into any other person or sell our assets substantially as an entirety to any person unless all the following conditions are met:

•	The successor entity must be organized as a corporation, limited liability company, partnership or trust and must expressly assume our obligations under the notes and the indenture. The successor entity must be organized under the laws of the United States, any state thereof or the District of Columbia.

•	Immediately after the transaction, no “event of default” with respect to the notes or any event that would be an event of default with respect to the notes if the requirements for giving us an event of default notice or for our event of default having to continue for a specific period of time were disregarded. We describe these matters below under “—Events of Default and Defaults”.

If the conditions described above are satisfied with respect to the notes, we will not need to obtain the approval of the holders of those notes in order to effect such transactions. Also, these conditions will apply only to the specific transactions described above and to no other transaction. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which another person merges into us, we acquire the stock or assets of another entity, we undergo a change of control in which we do not merge with or into another person or consolidate or we sell less than substantially all our assets.

Events of Default and Defaults

Under the indenture, our filing for bankruptcy and the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to Cullen/Frost or the receivership of any “major constituent bank” (as defined below) are defined as “events of default”.

Under the indenture, the following are defined as “defaults” with respect to the notes:

•	failure to pay principal of or any premium on any note when due;

•	failure to pay any interest on any note when due and that default continues for 30 days;

•	failure to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes; and

•	any event of default.

If an event of default occurs and is continuing, then the maturity of the notes will automatically accelerate without any action by the trustee or the holders. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if we have deposited monies on account of certain overdue amounts with the trustee.

If a default occurs that is not also an event of default, neither the trustee nor the holders may act to accelerate the maturity of the notes. But if a default occurs, the trustee may proceed to enforce any covenant and other rights of the holders of the notes. Furthermore, if the default relates to our failure to make any payment of interest due and payable and such default continues for 30 days or such default is made in the payment of the principal or any premium at its maturity, then the trustee may demand payment of the amounts then due and payable and may proceed to prosecute any failure on our part to make such payments.

A “major constituent bank” is defined in the indenture to mean any of our subsidiaries that is a depository institution and has total assets equal to 50% or more of our consolidated assets determined on the date of our most recent audited financial statements. At present, our only major constituent bank is Frost Bank.

The indenture also provides that the holders of not less than a majority in principal amount of the notes may waive any past default with respect to the notes and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on the notes; or

•	a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding note.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

•	you must have given the trustee written notice of a continuing event of default or defaults;

•	the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

•	the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification; and

•	no contrary notice must have been given to the trustee during such 60-day period by the holders of a majority in principal amount of the notes.

These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note on or after the due dates for such payments.

We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification of the Indenture

The following summarizes changes we can make to the indenture and the notes issued under the indenture.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of a note affected by the change under the indenture. Here is a list of those types of changes:

•	change the maturity for the principal or interest payment on a note;

•	reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a note;

•	impair any right a holder may have to require repayment of its note;

•	change the currency of any payment on a note;

•	modify the subordination provisions in a manner adverse to the holders;

•	change the place of payment on a note;

•	impair a holder’s right to sue for payment of any amount due on its note;

•	reduce the percentage in principal amount of the notes the approval of whose holders is needed to change the indenture or the notes;

•	reduce the percentage in principal amount of the notes the consent of whose holders is needed to waive our compliance with the indenture or to waive defaults; and

•	change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of the notes. These changes are limited to clarifications and changes that would not adversely affect the notes of that series in any material respect. Nor do we need any approval to make changes that affect only notes to be issued under the indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other debt securities that we may issue under the indenture. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring Super-Majority Approval

Any other change to the indenture and the notes issued under the indenture would require the following approval:

•	If the change affects only the notes, it must be approved by the holders of at least 66 2/3% in principal amount of the notes.

•	If the change affects the debt securities of more than one series of debt securities issued under the indenture, it must be approved by the holders of at least 66 2/3% in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The same super-majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging, which we describe above under “—Mergers and Similar Transactions”. If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in the notes, or in the indenture as it affects the notes, that we cannot change without the approval of the holder of the notes as described above in “—Changes Requiring Each Holder’s Approval”, unless that holder approves the waiver.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Actions Not Restricted by Indenture

The indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the notes upon a change of control or other event involving it that may adversely affect the creditworthiness of the notes.

Special Rule for Actions by Holders

Only Outstanding Notes are Eligible

Only holders of outstanding notes will be eligible to participate in any action by holders of notes, such as giving a notice of default, approving any change or waiver or giving the trustee an instruction. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be “outstanding”:

•	if it has been surrendered for cancellation;

•	if we have deposited or set aside, in trust for its holder, money for its payment or redemption; or

•	if we or one of our affiliates is the beneficial owner.

Form; Exchange and Transfer of Notes

We will issue the notes in global, i.e., book-entry, form only in denominations of $1,000 and any integral multiple thereof. The notes in book-entry form will be represented by a global security registered in the name of a depositary, i.e., DTC, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Book-Entry Procedures and Settlement”.

If the notes cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiples thereof.

Holders may exchange their notes for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their notes at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated notes at that office. We have appointed the trustee to act as our agent for registering notes in the names of holders and transferring and replacing notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any notes.

We may appoint additional transfer agents or cancel the appointment of the initial transfer agent. We may also approve a change in the office through which any transfer agent acts.

If we redeem less than all those notes, we may block the transfer or exchange of the notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any note selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Because the notes are issued as a global debt security, until the notes are no longer in global form, only the depositary, i.e., DTC, will be entitled to transfer and exchange the note, since the depositary will be the sole holder of the note.

No Protection in the Event of a Highly Leveraged Transaction

The indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee will have all of the duties and responsibilities specified in the indenture and under the Trust Indenture Act of 1939, as amended. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the notes under a book-entry system in the form of one or more global securities. We will register the notes in the name of Cede & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with DTC.

Following the issuance of the notes in book-entry only form, DTC will credit the accounts of its participants with the notes upon our instructions. DTC will thus be the only registered holder of the global securities representing the notes.

Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the notes, it will credit, on its book-entry registration and transfer system, the notes evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in the global securities to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

All redemption proceeds, distributions and interest payments with respect to the notes that are registered in the name of or held by DTC or nominee will be payable to DTC or nominee, as the case may be, in its capacity as registered holder of the global securities.

We have been advised by DTC that its current practice, upon receipt of any redemption proceeds, distributions and interest payments with respect to the notes, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global securities held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us nor any agent of us. Neither we nor any agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the global securities, and we and any such agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor any agent of us will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes we are offering but does not purport to be a complete analysis of all potential tax effects. This section does not address the consequences of any United States federal non-income taxes (such as estate or gift taxes) or the consequences of any state, local or non-United States tax laws. It applies to you only if you acquire the notes in the offering at the offering price and you hold your notes as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the notes as part of a wash-sale for tax purposes;

•	a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	a United State expatriate; or

•	a person liable for alternative minimum tax.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of purchasing, owning and disposing of the notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of the notes and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation (or any other entity treated as a domestic corporation for United States federal income tax purposes);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury Department regulations to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase and Sale or Other Taxable Disposition of the Notes.     Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale, redemption, retirement or other taxable disposition of your note equal to the difference between the amount you realize on the sale, redemption, retirement or other taxable disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments to the extent not previously included in income), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax.    A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes by a United States alien holder. You are a United States alien holder if you are a beneficial owner of the notes and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest.    Under United States federal income tax law, and subject to the discussion of backup withholding and FATCA withholding below, if you are a United States alien holder of a note, interest on a note paid to you is exempt from United States withholding tax, provided all of the following requirements are met:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you have furnished to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person.

If you cannot meet all of the requirements listed above, interest payments will generally be subject to withholding of United States federal income tax at a rate of 30%, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from (or reduction in) withholding under an applicable income tax treaty or a properly executed IRS Form W-8ECI claiming that the interest is effectively connected with your conduct of a United States trade or business. Such “effectively connected” interest will be taxed as described below.

Sale or Other Taxable Disposition of the Notes.     If you are a United States alien holder of a note, subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to United States federal income tax on gain realized on the sale, redemption, retirement or other disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (which will be taxed as described below); or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist, in which case any such gain (net of certain U.S. source losses) will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

To the extent that a portion of the amount realized on a sale, redemption, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest, it generally will be treated in the same manner as payments of interest described above.

Effectively Connected Interest or Gain.    If you are engaged in the conduct of a trade or business within the United States, any interest or gain with respect to the notes that is effectively connected with your conduct of a United States trade or business will be subject to United States federal income tax generally in the same manner as if you were a United States holder unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation that is engaged in a trade or business in the United States, you may be subject to a branch profits tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments include U.S.-source interest and the gross proceeds from the sale or other disposition of debt instruments that can produce U.S.-source interest. Payments of interest that you receive in respect of the notes could be subject to FATCA withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

We will not pay additional amounts in respect of any amounts withheld, including pursuant to FATCA. You should consult your tax advisor regarding the implications of FATCA on an investment in the notes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding would apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal or interest made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “United States Alien Holders—Payments of Interest” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of notes under FATCA if you are, or are presumed to be, a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons and penalties and liabilities under ERISA and the Internal Revenue Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the securities offered hereby by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered hereby are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the securities offered hereby. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of securities offered hereby nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities offered hereby should not be acquired by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the securities offered hereby or any interest therein will be deemed to have represented by its acquisition of the securities offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition of the securities offered hereby will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of the securities issued hereby have exclusive responsibility for ensuring that their purchase of securities offered hereby do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any applicable Similar Laws. The sale of any securities offered hereby to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the joint book-running managers of this offering and are acting as representatives of the several underwriters named below. Subject to the terms and conditions of the underwriting agreement between us and the representatives on behalf of the several underwriters, we have agreed to issue and sell $             aggregate principal amount of the notes, and the underwriters through the representatives have severally, but not jointly, agreed to purchase from us the principal amount of notes listed opposite their names below.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
J.P. Morgan Securities LLC
Total	$

Subject to the conditions precedent specified in the underwriting agreement, the underwriters are obligated to take and pay for all of the notes if any shares of the notes are taken. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of notes may be terminated.

Underwriting Discount and Commissions and Offering Expenses

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $             for offering expenses, excluding underwriting discount and commissions.

New Issue of Notes

The notes will be new issues of securities with no established trading market. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Indemnification and Contribution

We have agreed to indemnify the several underwriters and their respective affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

Price Stabilization and Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Affiliations with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE SECURITIES

The validity of the notes offered hereby will be passed upon for us by Stanley E. McCormick, Jr., Executive Vice President and Corporate Counsel of Cullen/Frost, and Sullivan & Cromwell LLP. Mr. McCormick beneficially owns shares of our common stock and options to acquire additional shares of our common stock. The validity of the notes offered hereby will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Cullen/Frost Bankers, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CULLEN/FROST BANKERS, INC.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

of

CULLEN/FROST BANKERS, INC.

The securities identified above may be offered and sold from time to time by us in one or more offerings. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

Our common stock and our 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, are listed on the New York Stock Exchange and trade under the ticker symbols “CFR” and “CFRpA” respectively.

Investing in our securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” on page 5 of this prospectus and our most recent annual report on Form 10-K, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

The date of this prospectus is December 8, 2016.

We are responsible only for the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information”.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Cullen/Frost”, “we”, “us”, “our” or similar references mean Cullen/Frost Bankers, Inc. and all references in this prospectus to the “Corporation” means Cullen/Frost Bankers, Inc., together with its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The Corporation’s ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•	The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like Cullen/Frost, that file electronically with the SEC. The address of that site is http://www.sec.gov. Cullen/Frost’s Internet address is http://www.frostbank.com. The information on these web sites is not a part of this document.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future (File No. 001-13221) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is complete (other than information in such additional documents that is deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Definitive Proxy Statement on Schedule 14A for Cullen/Frost’s 2016 Annual Meeting of Shareholders filed on March 28, 2016;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	Current Reports on Form 8-K, filed on January 6, 2016, January 28, 2016, April 29, 2016 and October 27, 2016; and

•	The description of Cullen/Frost common stock set forth in Cullen/Frost’s registration statement on Form 8-A filed on July 30, 1997 and any amendment or report filed for the purpose of updating any such description, including the form of Cullen/Frost common stock certificate filed as an exhibit to the registration statement of which this prospectus is a part.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Cullen/Frost Bankers, Inc.

100 W. Houston Street

San Antonio, Texas 78205

(210) 220-4011

ABOUT CULLEN/FROST BANKERS, INC.

Cullen/Frost Bankers, Inc., a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout numerous Texas markets. Cullen/Frost, through its subsidiaries, offers commercial and consumer banking services, as well as trust and investment management, mutual funds, investment banking, insurance, brokerage, leasing, asset-based lending, treasury management and item processing services. At September 30, 2016, Cullen/Frost had consolidated total assets of $29.6  billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides Cullen/Frost’s consolidated ratios of earnings to fixed charges and preferred stock dividend requirements for the periods shown. Cullen/Frost had no outstanding shares of preferred stock prior to February 15, 2013.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits	22.43x	28.64x	26.71x	29.23x	21.14x	22.93x	12.77x
Including interest on deposits	15.71x	16.72x	15.90x	15.66x	11.07x	10.59x	7.16x
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits	14.13x	16.31x	15.33x	16.07x	13.48x	22.93x	12.77x
Including interest on deposits	11.20x	11.69x	11.12x	10.99x	8.62x	10.59x	7.16x

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Stanley E. McCormick, Jr., Executive Vice President and Corporate Counsel of Cullen/Frost, or by such other counsel as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Mr. McCormick beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 and the effectiveness of Cullen/Frost Bankers, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

        % Subordinated Notes due

Prospectus Supplement dated             ,

(to the Prospectus dated December 8, 2016)

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan